SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                          OF THE INVESTMENT ACT OF 1940


Name:               American Enterprise Variable Life Account

Address of Principal Business Office:

                 IDS Tower 10, Minneapolis, Minnesota 55440-0010

Name and address of agent for service of process:

                            Mary Ellyn Minenko, Esq.
                           IDS Life Insurance Company
                                  IDS Tower 10
                        Minneapolis, Minnesota 55440-0010

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO []

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Minneapolis and state of Minnesota on the 28th day of July, 1999.

                                  American Enterprise Variable Life Account
                                  (Registrant)



                                  By  /s/ William A. Stoltzmann
                                  William A. Stoltzmann
                                  Director, Vice President, General Counsel
                                  and Secretary

Attest: /s/ Mary Ellyn Minenko
Mary Ellyn Minenko
Vice President, Group Counsel and
Assistant Secretary